Exhibit (a)(5)(J)
Reckitt Benckiser Acquisition of Adams FAQ
Q&A through January 10, 2008
How much advance notice will we receive?
All colleagues impacted will be provided with a minimum of 30 days written notice of termination of employment.

If I don’t sign a Letter Of Intent (LOI) do I get severance?
An LOI is an offer of ongoing employment. If you decide not to accept an LOI you would be resigning your employment and not be entitled to any severance payment.

Do I get a severance payment if I leave before my final date?
You are required to work until the severance date to be entitled to severance payment. RB will not require you to stay any longer than absolutely necessary.

What if the job title changes and I don’t want to take the job?
If the type of work and compensation are comparable to your current role and it is only the job title that has changed, a decision not to take the job would be a resignation and you would not be entitled to any severance payment.

What are the career paths?
We have indicative career paths for each function. You can find the career path on the Adams and RB integration Website.

Will I have access to RB Global Jobs?
Yes. Beginning this year, RB is moving to a global open posting system. Please advise your line manager and HR of any specific interest.

Can I apply for more than one position?
Yes, if you have the necessary skills and experience.

Will I be considered for more than one role?
Yes, if it is considered appropriate by the functional head and the head of HR.

What if I am offered a job that is not comparable in terms of work (not compensation) to the one I do today (Brand Manager offered a Market Research role?)
You can choose between the role or severance.

Do I have to be internationally mobile to work in the Category Development Organization?
We do have some local, US based category roles (global marketing and global R&D). In our global company, it is likely that fast career advancement is enhanced by international mobility. Most category development roles in marketing are based in Slough, UK which is just outside of London.

What is the sequence you will follow for the interviews - by level/ by function?
We will start with senior managers and work our way through the organization. We will attempt to complete as many functions as we can. Interviews will be scheduled in Parsippany starting the week of January 14.

What help is there to assist me to get another job if I do not get placed in RB?
Outplacement services will be provided to all displaced Adams colleagues through RB’s preferred provider.

If I am displaced, can I start my external job search while I am still at RB?
Yes. Once you have been given official 30 days advance notice of severance, RB will support time off with advance prior notice for you to attend interviews.

What happens if I get another job and need to leave before my final date?
You are required to work until the severance date to be entitled to severance payment. RB will not require you to stay any longer than absolutely necessary.

What happens if I get an LOI but have to relocate and I don’t want to move?
If the new location is more than 50 miles further away than your current work location, you will have the choice between relocating or accepting severance.

Will our current salaries and bonus structures be grandfathered?
Generally, current base salaries will remain unchanged. Any exceptions will be mutually agreed. We are aligning the Adams bonus structures into the RB bonus plans and will update Adams employees on timing as quickly as possible. If you are currently in an Adams bonus program, that program will be honored until you are transitioned into the RB bonus program.

What happens to my Adams bonus payment?
Adams employees will be notified around closing whether the current bonus scheme will continue for 2008 or a new Reckitt Benckiser bonus scheme will be applicable. Adams employees will receive a pro-rated bonus payout at closing under the Adams plan and any continuing or new Reckitt Benckiser bonus plan payments will be paid at the time bonuses under the Reckitt Benckiser plan are normally paid.

What health and welfare and savings and investment benefits will I be entitled to, RB or Adams?
You will stay on your current Adams benefits through calendar year 2008, after which you will commence on the RB benefits programs beginning 2009.

What is the paid time off policy?
Vacations, holidays and short term disability benefits will be based on current Reckitt Benckiser programs. Details of these plans will be provided at a later date. Any tenure Adams employees have generated will carry over to RB.

What is the policy for tuition reimbursement?
For approved, job-related course work, Reckitt Benckiser does offer employees tuition reimbursement. Approval for college courses will be granted on a course-by-course basis. To be eligible for tuition reimbursement, you must be employed with Adams or Reckitt Benckiser for at least six months. Approved college courses are reimbursed accordingly:
•	50% of tuition and books will be paid upon approval and receipt of appropriate billing statements from the college.

•	The remaining tuition will be paid upon completion of the course as follows:

•	A total of 100% reimbursement will be paid upon attainment of a grade “B” or better

•	A total of 75% reimbursement will be paid upon attainment of a grade “C”

•	There will be no further reimbursement for passing grades less than “C” (total reimbursement will therefore be 50% of total expenses)

•	Pass/Fail classes will be treated as 100% reimbursement for Pass

•	Any employee who withdraws from a class or received a grade of fail will be expected to return any tuition/fees paid in advance by Reckitt Benckiser

•	Continued participation is subject to the employee continuing to meet criteria of satisfactory performance as well as satisfactory completion of course work

•	The maximum annual reimbursement is $15,000

How will RB address our corporate credit cards?
Employees who require Corporate Credit cards will be asked to apply for a Corporate AMEX upon joining RB.

How will we manage travel and expense reports?
RB employees currently use an online system of submitting expenses and receipts known as Concur. Those employees who are required to travel as part of their role will be provided access to this system.

Will employees who have company cell phones and/or Blackberries be able to keep them?
Blackberry devices are not currently supported for use at RB. However, a PDA SmartPhone is allowed, with approval, if it is necessary for your role. The company also provides cell phones, with approval, if it is necessary for your role. If your role does not require significant travel, you may choose to keep your current cell phone, but you will be required to pay for it yourself.

How will you integrate me into the RB team?
We are working on an on boarding program to assist your transition into RB.

What happens to my company car?
RB will transition Adams to the RB plans over time. You will receive sufficient advance notice of any changes.

How will you ensure fairness in the selection process
RB will review job experience, performance reviews and talent assessments provided by Adams management. Interviews will be conducted by the appropriate line management and RB HR Managers. In addition, RB HR Managers will interview talent for functions that they do not support to minimize the interviewers’ familiarity with the RB candidates.

If I am offered an LOI that requires relocation can I apply for another position in my current location (i.e. Texas)?
Yes, if you are qualified and the role is available. However, you will receive the salary and benefits commensurate with that position.

Who do I go to if I have questions about the process?
At the moment, if you are an Adams employee you can go to Adams HR. In the coming weeks, RB HR resources will also be available.

When will you be starting the interviews?
During the week of January 14.

When will I know my employment status with RB?
Our goal is to inform everyone on or before January 31.

Once I attend an interview how long before I am notified of the decision?
As soon as possible and not longer than 2 weeks.

How can I prepare for my interview?
HR will notify colleagues about upcoming interviews and provide them with a role profile prior to the meeting. An organization chart will also be provided for the function or sub-function within a function.

What is the dress code at RB?
Business casual.

How will the selection and interview process be managed?
The HR functions at Adams and RB are working closely together to ensure a fair and objective process.

Who’s deciding if there are duplicate roles?
The functional department heads are working closely with HR and the Integration Steering Team to review the RB and Adams organizational charts and identify new roles and where there is overlap.

What jobs are available for interviews?
Jobs may be available where (a) an opening currently exists, (b) where there are duplicate candidates for the same job, (c) where RB is interested in upgrading its own talent and (d) where new roles are created. Current open positions are listed on the RB Careers Website.

Where there is similarly skilled talent working in any function (administrative support), how will the interview and selection process be managed?
All candidates will be considered based on their past performance, skills, knowledge, experience, and culture fit. The strongest candidate(s) will be selected.

How will direct applications to RB’s Open Posting system be managed? If I apply to an open posting, do I get priority?
Applying through the posting system is one way to indicate your interest in a specific position. Your interest will be tracked, and you will be considered for an appropriate position.

Where will Adams employees be working once the acquisition is complete?
Chester-based employees will likely be based in Parsippany and a timetable for the transition will be announced shortly. No relocation is planned for the Fort Worth facility.